FOR IMMEDIATE RELEASE

CONTACT:   Walter E. Daller, Jr., Chairman, Harleysville National Bank
PHONE:         215-256-8851 EXT. 2300
CONTACT:    George H. Groves, Chairman and Chief Executive Officer, The Legacy Bank
PHONE:          717-441-3400 ext. 101

HARLEYSVILLE NATIONAL BANK ANNOUNCES SALE OF
MCADOO BRANCH TO THE LEGACY BANK

Harleysville, PA (December 17, 2004) - Harleysville National Bank, a wholly-owned subsidiary of Harleysville National Corporation (Nasdaq: "HNBC") and The Legacy Bank (OTC-BB:LBOH) announced today they have reached an agreement under which Harleysville National Bank will sell its McAdoo, Pennsylvania branch to The Legacy Bank. The sale of this Schuylkill County branch includes approximately $14.6 million in deposits as well as certain loans and other assets. Branch personnel will be offered similar positions with The Legacy Bank. The transaction is subject to regulatory approval and is expected to close late in the first quarter of 2005.

"The acquisition of the McAdoo office of Harleysville National Bank enhances our market coverage and complements the four existing Legacy Bank branch offices in Greater Hazleton," said George H. Groves, Chairman and CEO of The Legacy Bank. Joseph DeBias, President of The Legacy Bank of Hazleton continued, "Our branch offices have performed very well in Greater Hazleton and we expect the addition of the McAdoo branch office to enhance the position and service delivery network of The Legacy Bank as the major bank for small businesses and professionals in the market. We see tremendous additional potential in this market and look forward to continuing to expand our presence."

Walter E. Daller, Jr., Chairman and CEO of Harleysville National Corporation stated, "The McAdoo office was our only market entry into Schuylkill County and Harleysville’s strategic opportunities for growth in this market seemed limited. We plan to reinvest the proceeds of this sale into our core markets. Harleysville National Bank would like to take this opportunity to thank the McAdoo office clients and employees for their patronage and loyalty. We have every confidence in the ability of The Legacy Bank to continue to serve the community well."

Harleysville National Corporation used Cedar Hill Advisors as financial advisor and Shumaker Williams as legal counsel. Legacy had no outside financial advisor and used Stevens & Lee as legal counsel.

Company Profiles:

The Legacy Bank, with approximately $320 million in assets, is a Pennsylvania commercial bank with 8 offices in 5 counties throughout central Pennsylvania including Dauphin, Cumberland, Lycoming, Luzerne, and Schuylkill counties. The bank opened a Loan Production Office in Pottsville, Pennsylvania in September of 2004 in an effort to continue to expand the Legacy market area.  The Legacy Bank has received Preferred Lender program status granted by the U.S. Small Business Administration (SBA).  Legacy Asset Management Services had approximately $111 million in Legacy Trust Company assets under management and approximately $41 million in brokerage accounts at quarter end. The company offers a full suite of banking and asset management products and services, for individuals, small- to medium-sized and privately held businesses, as well as professionals and professional practices - all designed to assist individuals, professionals and business owners in wealth creation and preservation. The Legacy Bank offers Pennsylvania’s first Department of Banking approved business deposit courier service and provides online banking for businesses and consumers. For more information, visit the company’s web site at www.thelegacybank.com.

Harleysville National Corporation, with assets of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management & Private Banking, a division of HNB, with assets under management exceeding $1.4 billion. Cumberland Advisors, Inc., a registered investment advisor specializing in fixed-income money management and equities, using exchange-traded funds, is also a part of Millennium Wealth Management & Private Banking. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Harleysville National Corporation’s filings with the Securities and Exchange Commission and The Legacy Bank’s filings with the Federal Deposit Insurance Corporation.